AGREEMENT OF PURCHASE AND SALE OF MORTGAGE LOAN
                               AND JOINT ESCROW INSTRUCTIONS


    THIS AGREEMENT OF PURCHASE AND SALE OF MORTGAGE LOAN AND JOINT ESCROW INSTRUCTIONS (this "Agreement") is entered into as of August 2, 1996, by and between FAIRCHILD 234, a California general partnership ("Seller"), and SPIEKER PROPERTIES, L.P., a California limited partnership ("Buyer").

                                     R E C I T A L S:

    A. Pursuant to that certain Loan Agreement and Escrow Instructions ("Loan Agreement"), dated as of May 24, 1988, Seller made a loan ("Loan") to Brinderson Partners, a California Limited Partnership ("Borrower"), in the original principal amount of $16,500,000.00. The Loan is evidenced by a Secured Promissory Note ("Note"), dated May 24, 1988, pursuant to which Borrower promised to pay to Seller, or order, the principal sum of $16,500,000.00, together with interest and certain other sums set forth in the Note.

    B. The Loan is secured by a Deed of Trust With Assignment of Rents ("Deed of Trust"), encumbering certain real property ("Property") in the City of Irvine, County of Orange, State of California, more particularly described in Exhibit "A" to this Agreement. The Deed of Trust was recorded on May 25, 1988, as Document No. 88-245250 of Official Records of Orange County, California. The Loan is also secured by an Assignment of Leases ("Assignment of Leases") recorded as a lien against the Property on May 25, 1988, as Document No. 88-245251 of Official Records of Orange County, California. The Loan is evidenced by and secured by certain other documents described in Exhibit "B" to this Agreement (collectively, "Original Loan Documents").

    C. The Loan Agreement was modified by a First Amendment to Loan Agreement and Escrow Instructions ("First Amendment to Loan Agreement") between Seller and Borrower, dated as of October 1, 1992. The Note was amended by a First Amendment to Secured Promissory Note ("First Amendment to Note") between Seller and Borrower, dated as of October 1, 1992. The Deed of Trust was amended by a First Amendment to Deed of Trust with Assignment of Rents ("First Amendment to Deed of Trust") between Seller and Borrower, dated as of October 1, 1992. The First Amendment to
Deed of Trust was recorded in the Official Records of Orange County, California, on October 16, 1992, as Document No. 92-703250. In connection with the First Amendment to Loan
Agreement, certain other documents were entered into between Seller and Borrower, a schedule of which is attached to this Agreement as Exhibit "C" (collectively, "Revised Loan
Documents").

    D. In connection with the execution and delivery of the Revised Loan Documents in 1992, fee simple title to the Property was transferred from Borrower to Fairchild Irvine Associates, a California general partnership including Borrower and Fairchild Property Corporation, a California corporation ("Fairchild Property Corporation"), as general partners. On February 9, 1994, Fairchild Irvine Associates was dissolved and fee simple title to the Property was conveyed to Fairchild Property Corporation on February 28, 1994. As of the date of this Agreement, Fairchild Property Corporation remains the fee simple owner of the Property.

    E. Significant payment obligations pursuant to the Note and the Revised Loan Documents are presently unpaid. In connection therewith, Seller previously caused to be filed and recorded a Notice of Default in the Official Records of Orange County, California, on December 1, 1995, as Document No. 95-0533423. Seller subsequently caused to be filed and recorded a Notice of Trustee's Sale, which was recorded on April 11, 1996, in the Official Records of Orange County, California. As of the date of this Agreement, accrued but unpaid interest and principal under the Note and the Revised Loan Documents in excess of $24,400,000.00 remains due and owing to Seller.

    F. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Loan in accordance with the terms and conditions of this Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, Buyer and Seller agree as follows:

    1.   Sale and Purchase of Loan.

         1.1 Purchase and Sale. On the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, the Loan.

         1.2 Nonrecourse Sale. The sale of the Loan to Buyer is without recourse to Seller, except that such sale shall be subject to the warranties and representations of Seller contained in this Agreement and to no other warranties or representations.

    2.   Purchase Price.  The total purchase price (the
"Purchase Price") to be paid by Buyer to Seller for the Loan shall be Ten Million Eighteen Thousand Dollars ($10,018,000.00).
The Purchase Price shall be paid as follows:

         2.1 Concurrently with the "Opening of Escrow" (as defined below), Buyer shall deposit into the "Escrow" (as defined below), into an interest-bearing account, One Hundred Fifty Thousand Dollars ($150,000.00) (such amount, together with any interest earned thereon, is herein called the "Deposit"). The Deposit shall be transferred into the Escrow from funds previously deposited by Buyer into escrow no. 18974 with Escrow Holder; the parties to such escrow, Buyer and FPC (defined below), shall execute all appropriate documents to authorize such transfer of the Deposit into the Escrow. Except as specifically provided in this Agreement, the Deposit shall be non-refundable to Buyer after the later of the "Decision Date" and the "Title Decision Date" (as such terms are defined below).

         2.2 At least one (1) business day prior to the "Closing Date" (as defined below), Buyer shall deposit into Escrow the balance of the Purchase Price, subject to adjustment by reason of any applicable prorations and the allocation of closing costs described below. The deposit required by this
Section 2.2 shall be made by wire transfer of federal funds or in another immediately available form.

    3.   Condition to Close of Escrow and Possible Return of
         Deposit.

         (a) The purchase and sale of the Loan by Seller to Buyer is expressly conditioned upon the concurrent close of escrow under that certain Purchase and Sale Agreement and Joint Escrow Instructions ("Property Agreement"), of even date herewith, between Fairchild Property Corporation, a California corporation ("FPC" or "Fairchild Property Corporation"), as seller, and Buyer, as buyer. Pursuant to the Property Agreement, FPC and Buyer are agreeing to a deed-in-lieu of foreclosure of the Property to be delivered by FPC to Buyer, conditioned upon the satisfaction of certain conditions set forth in the Property Agreement. Buyer shall not be obligated to purchase the Loan from Seller pursuant to this Agreement in the event Buyer, by the specific terms of the Property Agreement, is not required to purchase the Property from FPC. Seller shall not be obligated to sell the Loan to Buyer pursuant to this Agreement in the event FPC, by the specific terms of the Property Agreement, is not obligated to sell the Property to Buyer. The provisions of this
Section 3(a) and/or any other section of this Agreement conditioning close of the Escrow upon close of the transaction contemplated by the Property Agreement shall not be interpreted as conditioning or excusing the wrongful or unauthorized failure of Seller, Buyer and/or FPC to perform their respective obligations under this Agreement and/or the Property Agreement. Certain contingencies under the Property Agreement for the benefit of Buyer must be satisfied or waived by the "Decision Date" or the "Title Decision Date", as such terms are defined in the Property Agreement and which definitions shall apply as well to the use of such terms in this Agreement.

         (b) In the event Buyer timely elects to terminate the Property Agreement pursuant to Section 3.4 of such agreement, Buyer shall be entitled to the return of the Deposit (together with any interest earned thereon).

    4.   Closing Through Escrow.

         4.1 Escrow; Escrow Instructions. The purchase and sale of the Loan shall be consummated through an escrow ("Escrow") at Chicago Title Insurance Company, 388 Market Street, Suite 1300, San Francisco, California 94111, Attention: Ms. Michelle Viguie ("Escrow Holder"), which is appointed to act as escrow holder. The parties shall deliver a fully executed counterpart of this Agreement to Escrow Holder. Upon receipt of a fully executed counterpart of this Agreement, Escrow Holder shall advise Seller and Buyer in writing of the date upon which Escrow Holder received such document, which shall be the date of "Opening of Escrow". This Agreement shall constitute escrow instructions to Escrow Holder as well as an agreement of the parties. The parties shall execute such additional escrow instructions, consistent with this Agreement, as Escrow Holder shall reasonably deem necessary for the proper implementation of the purchase and sale of the Loan, including Escrow Holder's general provisions. In the event of any conflict between this Agreement and such additional escrow instructions, the terms of this Agreement shall govern.

         4.2 Closing Date. The closing ("Closing") of the purchase and sale of the Loan shall occur through Escrow on August 28, 1996 (the "Closing Date").

         4.3  Closing Documentation and Funds.

              4.3.1     At least one (1) business day prior to
the Closing Date, Seller shall deliver to Escrow Holder the following documents with respect to the Loan:

                   4.3.1.1   The original Note and First
Amendment to Note, both properly endorsed by Seller without recourse, by allonge in the form attached to this Agreement as Exhibit "D". If either or both of the Note and the First Amendment to Note has been lost or destroyed, then instead of delivering such original Note and/or First Amendment to Note, Seller shall deliver a copy of the missing document and execute and deliver a Lost Note Affidavit in the form of Exhibit "E" attached to this Agreement;

                   4.3.1.2   The original Deed of Trust, the
original First Amendment to Deed of Trust and originals of such other of the Original Loan Documents and the Revised Loan Documents as can be reasonably located by Seller [or to the extent any of such documents cannot be located, copies of the missing documents], together with an Assignment of the Deed of Trust and the First Amendment to Deed of Trust (the "Assignment") in the form of Exhibit "F" attached to this Agreement;

                   4.3.1.3   The original or duplicate original
(or a copy, if the original or a duplicate original is not available to Seller) of the title insurance policy issued to Seller at the time of origination of the Loan; and

                   4.3.1.4   Executed UCC-2 forms, duly
completed and signed by Seller, for the purpose of transferring the secured party's interest in all executed and unexpired UCC-1 financing statements previously filed with regard to the Loan.

              4.3.2 At least one (1) business day prior to the Closing Date, Buyer shall deposit funds in the amount of the balance of the Purchase Price pursuant to Section 2.2 of this Agreement plus such additional sums as shall be necessary to pay the expenses payable by Buyer under this Agreement.

              4.3.3 At least two (2) business days prior to the Closing, Escrow Holder shall deliver to Buyer and Seller a pro forma closing statement which sets forth, in a manner satisfactory to Buyer and Seller, the prorations and other credits and debits contemplated by this Agreement.

         4.4  Closing Procedures.

              4.4.1 Escrow Holder shall proceed to close Escrow when each party has delivered into Escrow, or to the appropriate party, all of the funds and documents required by
Section 4.3 and any other provisions of this Agreement, all documents requiring approval have been so approved, and when Escrow Holder is prepared to close concurrently the escrow provided for in the Property Agreement.

              4.4.2     When Escrow Holder is in a position to
close, Escrow Holder shall close Escrow by:

                   4.4.2.1   Recording or causing to be recorded
in the Orange County Recorder's Office the Assignment with instructions that when recorded, such document shall be mailed to Buyer.

                   4.4.2.2   Causing the executed UCC-2 forms
deposited by Seller into Escrow pursuant to Section 4.3.1.4 of this Agreement to be filed with the California Secretary of State.

                   4.4.2.3   Delivering the following documents
and monies to the party indicated:



Documents and Monies               Party to Whom Delivered

Note, First Amendment to Note           Buyer
and Allonge duly endorsed by
Seller

Lost Note Affidavit,               Buyer
if applicable

Deed of Trust, First               Buyer
Amendment to Deed of Trust
and other available Original
Loan Documents and Revised
Loan Documents

Assignment                         Buyer (after recordation)

Title Policy                       Buyer

Funds in amount of                      Seller (by wire transfer
Purchase Price                          of federal funds)

Escrow Closing Statement                Seller and Buyer

Commission                         Broker


         4.5 Closing Costs. Any escrow fee charged by the Escrow Holder and all recording and filing charges shall be paid in equal amounts by Buyer and Seller. Each party shall be responsible for the payment of its own attorneys' fees incurred in connection with the transaction which is the subject of this Agreement.

    5. Representations and Warranties of Seller. Seller represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date:

         5.1 Power and Authority. Seller has full power and authority to enter into this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Each individual executing this Agreement on behalf of Seller represents and warrants to Buyer that he or she is duly authorized to do so.

         5.2 Ownership of Loan. Seller is the sole owner of the Loan and has full power and authority to hold, sell, transfer and assign the same on the terms set forth in this Agreement. Upon the Closing, Seller will deliver ownership of the Loan to Buyer free of any encumbrances created or suffered by Seller or any affiliate of Seller.

         5.3 No Litigation. Seller has no current actual knowledge of any pending litigation that might materially, detrimentally affect the ownership of the Loan or Seller's ability to perform its obligations under this Agreement. For purposes of this Section 5.3, "actual knowledge" of Seller means the actual knowledge of Seller's agent, Judy Alexander of LaSalle Advisors Limited, Sacramento, California, without any duty of investigation, and "current" means such actual knowledge as of the date of this Agreement or the Closing.

         5.4 Consents. Seller is not required to obtain any consents or approvals to consummate the transactions contemplated in this Agreement.

         5.5 Survival. The representations and warranties of Seller set forth in Sections 5.1 through 5.4, inclusive, shall survive the Closing for a period of twelve (12) months after the Closing and any claim against Seller under one or more of such sections must be made within such twelve (12) month period or thereafter be barred.

    6. Representations and Warranties of Buyer. Buyer repre-sents and warrants to Seller that as of the date of this Agreement and as of the Closing Date:

         6.1 Authority. Buyer has full power and authority to enter into this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Each individual executing this Agreement on behalf of Buyer represents and warrants to Seller that he or she is duly authorized to do so.

         6.2 Consents. Buyer is not required to obtain any consents or approvals to consummate the transactions contemplated in this Agreement.

         6.3 Purpose of Acquisition of Loan. Buyer's purpose in acquiring the Loan from Seller is solely to effect the acquisition of fee simple title to the Property from Fairchild Property Corporation pursuant to the Property Agreement. Buyer acknowledges that it has been informed by Seller that Fairchild Property Corporation is not personally liable for the obligations of the Note, the Original Loan Documents or the Revised Loan Documents, and Buyer represents and warrants to Seller (for the benefit of Seller and Fairchild Property Corporation) that it will not seek to enforce or collect by any means any personal or deficiency judgment with regard to the Loan, the Note, the Original Loan Documents and/or the Revised Loan Documents.

    7. Prior Review and Approval of Loan Files. Buyer acknow-ledges and agrees that Buyer has made such examination, review and investigation of the Loan, and of any and all facts and circumstances necessary to evaluate the Loan it has deemed necessary or appropriate. Except for the representations and warranties expressly made by Seller herein, (i) Buyer has been and will continue to be solely responsible for the making of Buyer's own independent investigations as to all aspects of the transactions contemplated hereby, including but not limited to:
(A) the authorization, execution, legality, validity, effectiveness, genuineness, enforceability, collectibility and sufficiency of the Loan, (B) the adequacy of collateral or perfection of any security interests or liens held by Seller in connection with the Loan, and (C) the physical condition of the Property or the improvements thereon, any permits or other entitlements with regard to the Property (or lack thereof), the title to the Property, environmental conditions upon or in the vicinity of the Property, zoning and other governmental or land use regulations affecting the Property, the content and status of all leases impacting the Property; and (ii) except as set forth in this Agreement, Buyer has not relied upon any express or implied, written or oral representation, warranty or other statement by Seller concerning any of the foregoing. Buyer agrees and acknowledges that it will make its own investigations regarding the Property as provided in the Property Agreement. Buyer further acknowledges and agrees that the representations, warranties and other obligations of Fairchild Property Corporation in the Property Agreement are solely the obligations of Fairchild Property Corporation and not of Seller, and that Seller shall have no liability or responsibility whatsoever with regard to any of such representations, warranties and other obligations, notwithstanding that Seller and Fairchild Property Corporation are affiliates.

    8.   Conditions Upon Obligations.

         8.1 Conditions Upon the Obligations of Buyer. The following shall be conditions precedent to Buyer's obligations hereunder, and in the event these conditions are not satisfied at Closing, Buyer may terminate this Agreement or waive such conditions and close this transaction as provided for in this
Agreement:

              8.1.1     The warranties of Seller set forth in
Section 5 shall be accurate in all material respects as of the Closing Date. If Seller is unable to make any of the warranties set forth in Section 5 as of the Closing Date, then Buyer shall not be obligated to purchase, but nevertheless may elect to purchase, the Loan on the Closing Date.

              8.1.2     Seller shall have performed in all
material respects all of its obligations under this Agreement which are required to be performed at or prior to the Closing
Date.

              8.1.3     The transaction contemplated by the
Property Agreement shall be in a position to close and shall in fact close concurrently with the Escrow provided for in this Agreement.

         8.2 Conditions Upon the Obligations of Seller. The following shall be conditions precedent to Seller's obligations hereunder, and in the event these conditions are not satisfied at Closing, Seller may terminate this Agreement or waive such conditions and close this transaction as provided for in this
Agreement:

              8.2.1     The warranties of Buyer set forth in
Section 6 shall be accurate in all material respects as of the Closing Date.

              8.2.2     Buyer shall have performed in all
material respects all of its obligations under this Agreement which are required to be performed at or prior to the Closing Date, including, but not limited to, the delivery of the balance of the Purchase Price into Escrow in accordance with Section 2.2 of this Agreement.

              8.2.3     The transaction contemplated by the
Property Agreement shall be in a position to close and shall in fact close concurrently with the Escrow provided for in this Agreement.

    9. Hazardous Materials Waiver. Buyer, on behalf of itself, its successors and assigns, hereby releases Seller and its trustees, officers, directors, partners, employees, contractors, agents, subsidiaries and affiliates, and its and their respective successors and assigns (collectively, "Indemnitees") from and against any and all liabilities, claims, demands, suits, judgments, causes of action (including, but not limited to, causes of action arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., and causes of action arising under Sections 25100 et seq. of the California Health and Safety
Code), losses, costs, damages, injuries, penalties, enforcement actions, fines, taxes, remedial actions, removal and disposal costs, investigation and remediation costs and expenses (including, without limitation, attorneys' fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs), sums paid in settlement of claims, whether direct or indirect, known or unknown, arising out of, related in any way to, or resulting from or in connection with, in whole or in part, the presence or suspected presence of Hazardous Materials (defined below), in, on, under, or about the Property. In that connection, Buyer, on behalf of itself, its successors, assigns and successors-in-interest and such other persons and entities and after consultation with its counsel regarding the legal effect of this Section 9, waives the benefit of any statute or rule of law that limits the effectiveness of a release if the releasor did not know of the claims being released, including, without limitation, Section 1542 of the California Civil Code, which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         "Hazardous Material(s)" means any chemical, substance, material, controlled substance, object, condition, waste, living organisms or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radio-activity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum hydrocarbons and petroleum products, lead, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any federal, state or local law, ordinance, rule or regulation based upon, directly or indirectly, such properties or effects.

    10.  LIQUIDATED DAMAGES.  BUYER AND SELLER AGREE THAT
IN THE EVENT OF A MATERIAL DEFAULT OR BREACH HEREUNDER
 BY BUYER (INCLUDING, WITHOUT LIMITATION, ANY DEFAULT
OR BREACH BY BUYER WHICH RESULTS IN THE FAILURE OF
ESCROW TO CLOSE), THE DAMAGE TO SELLER WOULD BE
 EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN
AND THAT THEREFORE THE DEPOSIT IS A REASONABLE ESTIMATE
OF THE DAMAGES TO SELLER, SUCH DAMAGES INCLUDING COSTS OF NEGOTIATING AND DRAFTING OF THIS AGREEMENT, COSTS OF COOPERATING IN SATISFYING CONDITIONS TO CLOSING,
COSTS OF SEEKING ANOTHER BUYER UPON BUYER'S DEFAULT,
 OPPORTUNITY COSTS IN, AND CARRYING COSTS ASSOCIATED
WITH, KEEPING THE PROPERTY OUT OF THE MARKETPLACE,
AND OTHER COSTS INCURRED IN CONNECTION HEREWITH.
ACCORDINGLY, BUYER AND SELLER AGREE THAT UNDER THE
 CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS
AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR
IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF
THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF
BUYER'S DEFAULT UNDER THIS AGREEMENT WHICH PREVENTS
THE TIMELY CLOSING OF ESCROW; PROVIDED, HOWEVER, THAT
THIS PROVISION SHALL NOT LIMIT SELLER'S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS' FEES RELATING TO ENFORCING
THIS SECTION 10, NOR WAIVE OR AFFECT SELLER'S RIGHTS
AND BUYER'S INDEMNITY OBLIGATIONS UNDER OTHER
SECTIONS OF THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE THAT
THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA
CIVIL CODE SECTIONS 1671, 1676 AND 1677, AS APPLICABLE. IN THE EVENT OF A DEFAULT BY BUYER UNDER BOTH THIS AGREEMENT
AND THE PROPERTY AGREEMENT, SELLER AND FPC SHALL TOGETHER
BE ENTITLED TO ONE MEASURE OF LIQUIDATED DAMAGES IN THE
AMOUNT OF THE DEPOSIT PROVIDED FOR IN THIS AGREEMENT,
TOGETHER WITH THEIR ATTORNEYS' FEES AND COSTS
RELATING TO THE ENFORCEMENT OF THIS SECTION 10, AND ANY APPORTIONMENT OF SUCH ONE MEASURE OF LIQUIDATED DAMAGES
BETWEEN SELLER AND FPC SHALL BE BY AGREEMENT BETWEEN
SELLER AND FPC.  THE PARTIES HAVE SET FORTH THEIR INITIALS
 BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED
 DAMAGES PROVISION CONTAINED IN THIS SECTION.

Initials of Buyer:                 Initials of Seller:

____________________               ____________________


    11.  GENERAL PROVISIONS

         11.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

         11.2 Entire Agreement. This Agreement and the Property Agreement contain the entire integrated agreement between the parties respecting the subject matter of this Agreement and supersede all prior and contemporaneous understandings and agreements, whether oral or in writing, between the parties respecting the subject matter of this Agreement, including, without limitation, that certain Purchase and Sale Agreement and Joint Escrow Instructions between FPC and Buyer, that certain Tri-Party Agreement between FPC, Buyer and Seller, both dated as of June 25, 1996, that certain Amendment Number One to the Purchase and Sale Agreement and Joint Escrow Instructions between FPC and Buyer, dated as of July 26, 1996, and that certain Second Amendment to Purchase and Sale Agreement and Joint Escrow Instructions between FPC and Buyer, dated as of August 2, 1996. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Agreement relating to the subject matter of this Agreement which are not fully expressed in this Agreement and the Property Agreement. The terms of this Agreement and the Property Agreement are intended by the parties as a final expression of their agreement with respect to those terms and they may not be contradicted by evidence of any prior agreement or of any other contemporaneous agreement. The parties further intend that this Agreement and the Property Agreement constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement and/or the Property Agreement.

         11.3 Legal Advice; Neutral Interpretation; Headings. Each party has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning of the provisions hereof. The provisions of this Agreement shall be construed as to their fair meaning, and not for or against any party based upon any attribution to such party as the source of the language in question. Headings used in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

         11.4 Choice of Law. This Agreement shall be governed by the laws of the State of California.

         11.5 Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

         11.6 Waiver of Covenants, Conditions or Remedies. The waiver by one party of the performance of any covenant, condition or promise under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by it of any other covenant, condition or promise under this Agreement. The waiver by either or both parties of the time for performing any act under this Agreement shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. The exercise of any remedy provided in this Agreement shall not be a waiver of any consistent remedy provided by law, and the provision in this Agreement for any remedy shall not exclude other consistent remedies unless they are expressly excluded.

         11.7 Exhibits. All exhibits to which reference is made in this Agreement are deemed incorporated in this Agreement, whether or not actually attached.

         11.8 Amendment. This Agreement may be amended at any time by the written agreement of Buyer and Seller. All amendments, changes, revisions and discharges of this Agreement, in whole or in part, and from time to time, shall be binding upon the parties despite any lack of legal consideration, so long as the same shall be in writing and executed by the parties hereto.

         11.9 Relationship of Parties. The parties agree that their relationship is that of seller and buyer, and that nothing contained herein shall constitute either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organiza-tion between the parties hereto, nor is either party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party nor shall either party be in any way liable for any debt of the other.

         11.10 No Third-Party Benefit. This Agreement is intended to benefit only the parties hereto and Fairchild
Property Corporation and no other person or entity has or shall acquire any rights hereunder.

         11.11 Time of the Essence. Time shall be of the essence as to all dates and times of performance, whether contained herein or contained in any escrow instructions to be executed pursuant to this Agreement, and all escrow instructions shall contain a provision to this effect.

         11.12 Further Acts. Each party agrees to perform any further acts and to execute, acknowledge and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

         11.13 Recordation. Buyer shall not record this Agreement, any memorandum of this Agreement, any assignment of this Agreement or any other document which would cause a cloud on the title to the Property.

         11.14 Assignment. Buyer shall be permitted to assign Buyer's rights hereunder to an entity affiliated with Buyer upon written notice to Seller and delivery to Seller of an instrument reasonably satisfactory to Seller wherein such assignee shall assume Buyer's obligations hereunder, but no such assignment shall delay the Closing or relieve Buyer of any liability hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties to this Agreement.

         11.15 Attorneys' Fees. In the event of any litigation involving the parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either party under this Agreement, the prevailing party shall be entitled to recover from the other such attorneys' fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation. All other attorneys' fees and costs relating to this Agreement and the transactions contemplated hereby shall be borne by the party incurring the same.

         11.16 Brokers. Seller shall pay The Galbreath Company ("Broker") through Escrow a commission in the amount of $175,000.00 for its services as broker in this transaction if, as and when the Closing occurs. Only one such commission in the total amount of $175,000.00 ("Commission") shall be payable with regard to this Agreement, the Property Agreement and/or any other agreement pursuant to which Seller, Buyer and/or Fairchild Property Corporation may owe or be alleged to owe a commission or other payment to Broker with regard to the Loan, the Property or any related matter. Buyer and Seller each represent and warrant to the other that, except as stated in the preceding sentence,
(a) they have not dealt with any brokers or finders in connection with the purchase and sale of the Loan and/or the Property, and
(b) insofar as such party knows, no broker or other person is entitled to any commission or finder's fee in connection with the purchase and sale of the Loan and/or the Property. Seller and Buyer each agree to indemnify and hold harmless the other against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage fee, commission or finder's fee which is payable or alleged to be payable to any broker or finder because of any agreement, act, omission or statement of the indemnifying party. The provisions of this Section 11.16 shall not be limited in any way by any terms of this Agreement including, but not limited to, Section 10 of this Agreement.

         11.17 Manner of Giving Notice. All notices and demands which either party is required or desires to give to the other shall be given in writing by personal delivery, express courier service or by telecopy followed by next day delivery of a hard copy to the address or telecopy number set forth below for the respective party, provided that if any party gives notice of a change of name, address or telecopy number, notices to that party shall thereafter be given as demanded in that notice. All notices and demands so given shall be effective upon receipt by the party to whom notice or a demand is being given.

To Buyer:
              Spieker Properties, L.P.
              Suite 165
              17320 Redhill Avenue
              Irvine, California  92714
              Attn:  John Davenport
              Telephone:  (714) 250-8188
              Telecopy:  (714) 250-7079

With copies to:
              Philip J. Levine, Esq.
              Morrison & Foerster, LLP
              755 Page Mill Road
              Palo Alto, California 94304-1018
              Telephone:  (415) 813-5613
              Telecopy:  (415) 494-0792

To Seller:

              Fairchild 234
              c/o LaSalle Advisors Limited
              1601 Response Road
              Sacramento, California 95815
              Attn:  Michael D. Westfall
              Telephone:  (916) 920-4051
              Telecopy:   (916) 920-0205

With copies to:

              Dennis W. Ghan, Esq.
              Palmieri, Tyler, Wiener, Wilhelm & Waldron
              2603 Main Street, Suite 1300
              Irvine, California 92714
              Telephone:  (714) 851-9400
              Telecopy:   (714) 851-1554

         11.18 Survival. All covenants of Buyer or Seller which are intended hereunder to be performed in whole or in part after the Closing, and all representations, warranties and indemnities by either party to the other, shall survive the Closing and be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

         11.19 Dates. If any date specified herein shall fall on a Saturday, Sunday or public holiday, such date shall automatically be revised to be the next business day.


    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


SELLER:                      FAIRCHILD 234,
                             a California general partnership

                             By:   LASALLE ADVISORS LIMITED,
                                   a Delaware limited
partnership,
                                   authorized agent


                                   By:___________________________
                                      Michael D. Westfall,
                                      Vice President



BUYER:                       SPIEKER PROPERTIES, L.P.,
                             a California limited partnership

                             By:   SPIEKER PROPERTIES, INC.,
                                   a Maryland corporation,
                                   general partner


                                   By:___________________________
                                      John G. Davenport,
                                      Regional Senior Vice President

                                         EXHIBIT A

                               LEGAL DESCRIPTION OF PROPERTY


PARCEL A:

PARCELS 1 AND 2 IN THE CITY OF IRVINE, COUNTY OF ORANGE, STATE OF
CALIFORNIA, AS SHOWN ON PARCEL MAP NO. 85-346 FILED IN BOOK 206,
PAGES 8, 9, 10 AND 11 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY
RECORDER OF SAID COUNTY.

EXCEPT ALL OIL, OIL RIGHTS, MINERAL RIGHTS, NATURAL GAS, NATURAL GAS RIGHTS AND OTHER HYDROCARBONS BY WHATSOEVER NAME KNOWN THAT MAY BE WITHIN OR UNDER THE PARCEL OF LAND HEREINABOVE DESCRIBED, TOGETHER WITH THE PERPETUAL RIGHT OF DRILLING, MINING, EXPLORING AND OPERATING THEREFOR AND REMOVING THE SAME FROM SAID LAND OR ANY OTHER LAND, INCLUDING THE RIGHT TO WHIPSTOCK OR DIRECTIONALLY DRILL AND MINE FROM LANDS OTHER THAN THOSE HEREINABOVE DESCRIBED, OIL OR GAS WELLS, TUNNELS AND SHAFTS INTO, THROUGH OR ACROSS THE SUBSURFACE OF THE LAND HEREINABOVE DESCRIBED, AND TO BOTTOM SUCH WHIPSTOCKED OR DIRECTIONALLY DRILLED WELLS, TUNNELS AND SHAFTS UNDER AND BENEATH OR BEYOND THE EXTERIOR LIMITS THEREOF, SUBSURFACE OF THE LAND HEREINABOVE DESCRIBED, AND TO BOTTOM SUCH WHIPSTOCKED OR DIRECTIONALLY DRILLED WELLS, TUNNELS AND SHAFTS UNDER AND BENEATH OR BEYOND THE EXTERIOR LIMITS THEREOF, AND TO REDRILL, RETUNNEL, EQUIP, MAINTAIN, REPAIR, DEEPEN AND OPERATE ANY SUCH WELLS OR MINES, WITHOUT, HOWEVER, THE RIGHT TO DRILL, MINE, EXPLORE AND OPERATE THROUGH THE SURFACE OF THE UPPER 500 FEET OF THE LAND HEREINABOVE DESCRIBED, AS RESERVED BY THE IRVINE INDUSTRIAL COMPLEX, A CORPORATION, IN AN INSTRUMENT RECORDED NOVEMBER 7, 1972, IN BOOK 10414, PAGE 187 OFFICIAL RECORDS.

ALSO EXCEPTING FROM A PORTION OF SAID LAND ALL OIL, OIL RIGHTS, MINERALS, MINERAL RIGHTS, NATURAL GAS RIGHTS AND OTHER HYDROCARBONS BY WHATSOEVER NAME KNOWN, GEOTHERMAL STEAM OR
OTHER
RESOURCES, AND ALL PRODUCTS DERIVED FROM ANY OF THE FOREGOING, THAT MAY BE WITHIN OR UNDER THE LAND, TOGETHER WITH THE PERPETUAL RIGHT OF DRILLING, MINING, OR EXPLORING AND OPERATING THEREFOR AND STORING IN AND REMOVING THE SAME FROM THE LAND OR ANY OTHER LAND, INCLUDING THE RIGHT TO WHIPSTOCK OR DIRECTIONALLY DRILL AND MINE FROM LANDS OTHER THAN THOSE CONVEYED HEREBY, OIL OR GAS WELLS, TUNNELS AND SHAFTS INTO, THROUGH OR ACROSS THE SUBSURFACE OF THE LAND, AND TO BOTTOM SUCH WHIPSTOCKED OR DIRECTIONALLY DRILLED WELLS, TUNNELS AND SHAFTS UNDER AND BENEATH OR BEYOND THE EXTERIOR LIMITS THEREOF, AND TO REDRILL, RETUNNEL, EQUIP, MAINTAIN, REPAIR, DEEPEN AND OPERATE ANY SUCH WELLS OR MINES, WITHOUT, HOWEVER, THE RIGHT TO DRILL, MINE, STORE, EXPLORE AND OPERATE THROUGH THE SURFACE OR THE UPPER 500 FEET OF THE SUBSURFACE OF THE LAND, AS RESERVED BY THE IRVINE
COMPANY, IN AN INSTRUMENT RECORDED JULY 5, 1985 AS INSTRUMENT/FILE NO. 85-247702 OF OFFICIAL RECORDS.

ALSO EXCEPT THEREFROM ALL WATER, RIGHTS OR INTERESTS THEREIN, NO MATTER HOW ACQUIRED BY GRANTOR, AND OWNED OR USED BY GRANTOR IN CONNECTION WITH OR WITH RESPECT TO THE LAND, TOGETHER WITH THE RIGHT AND POWER TO EXPLORE, DRILL, REDRILL, REMOVE, AND STORE THE SAME FROM THE LAND OR TO DIVERT OR OTHERWISE UTILIZE SUCH WATER, RIGHTS OR INTERESTS ON ANY OTHER PROPERTY OWNED OR LEASED BY GRANTOR, WHETHER SUCH WATER RIGHTS SHALL BE RIPARIAN, OVERLAYING, APPROPRIATIVE, LITTORAL, PERCOLATING, PRESCRIPTIVE, ADJUDICATED, STATUTORY OR CONTRACTUAL, BUT WITHOUT, HOWEVER, ANY RIGHT TO ENTER UPON THE SURFACE OF THE LAND OR THE UPPER FIFTY (50) FEET IN THE EXERCISE OF SUCH RIGHTS, OR ABOVE THE UPPER 500 FEET IN ANY MANNER WHICH MATERIALLY IMPAIRS THE SUBJACENT SUPPORT TO THE LAND OR ANY IMPROVEMENTS THEREON FROM TIME TO TIME, AS RESERVED BY THE IRVINE COMPANY, IN AN INSTRUMENT RECORDED JULY 5, 1985 AS INSTRUMENT/FILE NO. 85-247702 OF OFFICIAL RECORDS.

PARCEL B:

NON-EXCLUSIVE, RECIPROCAL EASEMENTS AND APPURTENANT RIGHTS AND INTERESTS INCLUDING EASEMENTS FOR INGRESS, EGRESS, PARKING, SUPPORT, SETTLEMENT, ENCROACHMENT, AND UTILITIES, OVER PARCELS 3, 4 AND 5, IN THE CITY OF IRVINE, COUNTY OF ORANGE, STATE OF CALIFORNIA, AS SHOWN ON A MAP FILED IN BOOK 206, PAGES 8, 9, 10 AND 11 OF PARCEL MAPS, AS DESCRIBED IN THAT CERTAIN DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS AND EASEMENT AGREEMENT
- BRINDERSON PLAZA/THE TOWERS, RECORDED DECEMBER 16, 1985 AS INSTRUMENT NO. 85-503333 OF OFFICIAL RECORDS OF ORANGE COUNTY, CALIFORNIA, AS AMENDED AND RESTATED BY THAT CERTAIN FIRST AMENDED AND RESTATED DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS AND EASEMENT AGREEMENT, RECORDED JULY 15, 1988, AS INSTRUMENT NO. 88-342793 OF OFFICIAL RECORDS OF ORANGE COUNTY, CALIFORNIA.

The Annual Report to Limited Partners for the Year ended December
31, 1996 should be inserted here.


ANNUAL REPORT
FOR THE PERIOD ENDED
DECEMBER 31, 1996

FELLOW PARTNERS:

Now that we have initiated the disposition phase of your Fund, the amount of your distributions and the estimated value of a Fund unit will be influenced more by sales than by operations. As a result, we thought it appropriate to begin this report by providing you with the estimated unit value of the Fund and an update on property dispositions as well as your fourth quarter distribution.
     At this stage of your Fund's life cycle, our primary focus is shifting from the production of income to the strategic positioning of Fund properties to maximize potential sales proceeds.

Unit Valuation

As you know, at the end of each year we employ a third-party appraiser to review and assess the analysis and assumptions used to prepare an estimated current value of the properties held in your Fund. We then use these valuations to prepare an estimated unit value, which may not be representative of the value of your units when the Fund ultimately liquidates. Nor is there any assurance that you could sell your units today at a price equal to the current estimated value.
     At December 31, 1996, the estimated unit value of the Fund was $147. After adjusting for our February distribution of $2, the estimated value per unit is $145. Total appreciation for the year, including net appreciation on the property sold, is 8.4%.
     As you may recall, we mailed this information to you in a letter dated January 22, 1997, in response to offerings made to you by other investors. While we cannot assure that you will ultimately receive the exact amount of the estimated unit value, we believe our valuation process has been sound, and we want you to be as well-informed as possible about the value of your investment. Our objective is to supply you with the information you need to make the best decisions based on your particular circumstances.

Disposition Update

The three industrial properties that are held for sale - Winnetka, Wood Dale, and Riverview - have been marketed with two similar holdings in Realty Income Fund II. We signed a letter of intent with a potential buyer for the entire package in January and hope to complete the transaction in April, although there is no assurance the sale will be consummated.
     In addition, we signed a listing agreement to sell South Point Plaza, in which the Fund has a 50% interest. The property, a shopping center in Tempe, Arizona, is being actively marketed by the listing broker. We will update you on all these properties held for sale in our next quarterly report.

Cash Distributions

The Fund declared a fourth quarter distribution from operations of $2 per unit, bringing the total distributions from operations for the year to $8. Additionally, $21.60 per unit was paid out to you during the year from sales proceeds for the Fund's 56% share of Fairchild, resulting in total distributions of $29.60 per unit for 1996. Future distributions will be determined each quarter based on cash flow, anticipated capital requirements, and the status of property dispositions.

Results of Operations

The Fund had a loss of $724,000 from operations in 1996, before the gain on the Fairchild sale, compared with net income of $1,783,000 in 1995. This difference is primarily due to downward property valuation adjustments at Scripps Terrace, Tierrasanta, and Clark Avenue totaling $2,750,000, which were partly offset by an increased contribution to income of $327,000 from River Run. This property's contribution increased as a result of the Fund's acquisition of the asset through foreclosure late in 1995. While conditions in the markets where these properties are located are generally improving, the shortened anticipated holding period due to our disposition plans caused us to adjust the carrying values downward. Property carrying amounts for financial statement purposes should not be confused with the estimated fair market values used to determine your estimated unit value.
     The sale of Fairchild in 1996 had a negative effect on earnings amounting to $45,000 because of the loss of the property's income for four months of the year. However, the Fund realized a gain of $1,630,000 on the sale.
     Revenues from rental income and interest totaled $6,280,000 for the year compared with $6,094,000 a year earlier. This comparison was negatively affected by the absence of a full year's rental income from Fairchild but was positively affected by an increased contribution to income from River Run. Results were helped by a decline of $166,000 in operating expenses before valuation adjustments during the year.
     At the property level, the year-end leased status of Fund properties increased by three percentage points. This change was driven by increases in occupancy at Scripps Terrace and South Point from the end of the previous year. At the former property, located in the San Diego market, two substantial leases were completed in the fourth quarter and a total of five throughout the year, including three new and two renewal leases.


Real Estate Investments (Dollars in thousands)
_________________________________________________________________

                                        Average     Contribution
                        Leased Status Leased Status to Net Income
                         ___________  _____________ ____________

                 Gross                   Twelve        Twelve
               Leasable               Months Ended  Months Ended
Property         Area   December 31,  December 31,  December 31,
Name          (Sq. Ft.)     1996       1995  1996   1995  1996
_________    __________  __________    _____ _____  _____ _____

Scripps
  Terrace      56,796       90%          82%   76%    $   120  $
(959                )

Tierrasanta   104,236       62           75    87    80     (732)

Clark Avenue   40,000       72           79    72   114     (715)

Westbrook
  Commons     121,558       98           98    96   459      398

River Run      92,787       93            -    93   307      634
             ________     ____         ____  __________   ______

              415,377       84           85    88 1,080
(1,374)
Held for Sale
  Winnetka    188,260      100           96   100   364      491
  South Point
    Plaza      50,497       90           67    74    84      (50)
  Wood Dale    89,718       70           99    86   223      155
  Riverview   113,700      100           93    99   212      294
             ________     ____         ____  ____ ______  ______

              857,552       89           90    91 1,963     (484)
Properties Sold     -        -            -     -    87    1,672
Fund Expenses
  Less Interest
  Income            -        -            -     -  (267)    (282)
             ________     ____         ____  __________   ______

Total         857,552       89%          90%   91%    $   1,783$
906


     We reported previously that a tenant who occupied 38% of Tierrasanta did not renew upon expiration of the lease at the end of August. There is interest in the property and the market is tightening; however, several competitive properties have comparable space available, and we cannot be sure when this space will be re-leased.
     Occupancy increased to 93% at River Run, due to the signing of three new and one renewal lease representing 6% of the total space. This more than offset the loss of one tenant whose lease expired and another whose lease was terminated prior to expiration, in exchange for an early termination payment.

Outlook

We continue to make progress toward the disposition of the Fund's properties during the next two years. Some of you have asked why we are beginning to sell now, just as the market has been exhibiting signs of strengthening.
     Our primary goal is to take advantage of rising property values as the Fund nears the end of its planned lifespan. As real estate markets have been improving during the past few years, we have used the opportunity to capture higher prices for investors.

     As usually happens in improving markets, the turnaround in real estate is broadly encouraging an increasing supply of new properties, which could eventually lead to an oversupply and softer prices down the road. This is normal as the real estate cycle runs its course. While we do not expect a recession in either real estate or the general economy to emerge in the near future, the country's economic expansion is almost six years old and is approaching an advanced stage, by historical measures.
     It is possible that by selling Fund properties during the next few years, we might miss some further advances in real estate values. However, with prices currently rising due to strong tenant and investor demand, supply growing in many markets, and the Fund nearing the end of its planned lifespan, we believe it is prudent to sell into that strength while prices are on the upswing.

     Sincerely,

     James S. Riepe
     Chairman

February 7, 1997


                      REAL ESTATE HOLDINGS
                        December 31, 1996
                         (In thousands)

                                      Date         Carrying
Property Name       Type and Location Acquired      Amount
_______________     _______________   _________    ________

Scripps Terrace     Business Park          2/88    $2,185
   San Diego,
   California

Tierrasanta         Business Park          4/88     1,727
   San Diego,
   California

Clark Avenue        R&D/Office             10/88    2,597
   King of Prussia,
   Pennsylvania

River Run           Retail                 6/89     7,515
   Miramar,
   Florida

Westbrook Commons   Retail                 12/90    4,911
   Westchester,
   Illinois
                                                  _______

                                                   18,935


Held for Sale
Wood Dale           Industrial             9/88     2,969
   Wood Dale,
   Illinois

Winnetka            Industrial             3/88     4,082
   Crystal,
   Minnesota

Riverview           Industrial             12/88    3,220
   St. Paul,
   Minnesota

South Point         Retail                 4/88     1,515
   Tempe, Arizona                                 _______

                                                  $30,721
                                                  _______
                                                  _______

                   CONSOLIDATED BALANCE SHEETS
                         (In thousands)

                                    December 31,December 31,
                                        1996        1995
                                     _______________________

Assets

Real Estate Property Investments
 Land. . . . . . . . . . . . . . . .           $   6,882   $
12,181
 Buildings and Improvements. . . . .      13,112      33,139
                                        ________    ________

                                          19,994      45,320
 Less:  Accumulated Depreciation and
    Amortization . . . . . . . . . .     (1,059)     (7,831)
                                        ________    ________

                                          18,935      37,489
 Held for Sale . . . . . . . . . . .      11,786           -
                                        ________    ________

                                          30,721      37,489
Cash and Cash Equivalents. . . . . .       2,468       3,436
Accounts Receivable  (less allowances of
 $131 and $230). . . . . . . . . . .         445         529
Other Assets . . . . . . . . . . . .         318         279
                                        ________    ________
                                         $33,952   $  41,733
                                        ________    ________
                                        ________    ________

Liabilities and Partners' Capital

Security Deposits and Prepaid Rents.     $   439   $     391
Accrued Real Estate Taxes. . . . . .         450         433
Accounts Payable and Other
 Accrued Expenses. . . . . . . . . .         217         335
                                        ________    ________

Total Liabilities. . . . . . . . . .       1,106       1,159
Partners' Capital. . . . . . . . . .      32,846      40,574
                                        ________    ________

                                         $33,952   $  41,733
                                        ________    ________
                                        ________    ________

The accompanying notes are an integral part of the consolidated financial statements.

              CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands except per-unit amounts)

                                  Years Ended December 31,
                                  1996       1995     1994
                                _________  __________________

Revenues

Rental Income. . . . . . . .    $ 6,091   $ 5,502  $   5,369
Interest Income from
  Participating Mortgage
  Loan . . . . . . . . . . .          -       429        858
Other Interest Income. . . .        189       163        130
                                _______   _______    _______

                                  6,280     6,094      6,357
                                _______   _______    _______

Expenses

Property Operating Expenses.      1,329     1,284      1,249
Real Estate Taxes. . . . . .      1,083     1,002        936
Depreciation and
  Amortization . . . . . . .      1,268     1,266      1,572
Decline (Recovery) of Property
  Values . . . . . . . . . .      2,750      (109)     1,385
Provision for Loan Loss. . .          -       202          -
Management Fee to General
  Partner. . . . . . . . . .        164       282        342
Partnership Management
  Expenses . . . . . . . . .        410       384        374
                                _______   _______    _______

                                  7,004     4,311      5,858
                                _______   _______    _______

Income (Loss) from Operations
  before Real Estate
  Sold . . . . . . . . . . .       (724)    1,783        499
Gain on Real Estate Sold . .      1,630         -         80
                                _______   _______    _______

Net Income . . . . . . . . .    $   906   $ 1,783  $     579
                                _______   _______    _______
                                _______   _______    _______

Activity per Limited
  Partnership Unit
Net Income . . . . . . . . .    $  3.54   $  6.96  $    2.26
                                _______   _______    _______
                                _______   _______    _______

Cash Distributions Declared
  from Operations. . . . . .    $  8.00   $ 11.11  $   13.53
  from Sale Proceeds . . . .      21.60         -       3.92
                                _______   _______    _______

Total Distributions Declared    $ 29.60   $ 11.11  $   17.45
                                _______   _______    _______
                                _______   _______    _______

Units Outstanding. . . . . .    253,599   253,599    253,605
                                _______   _______    _______
                                _______   _______    _______

The accompanying notes are an integral part of the consolidated financial statements.

          CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                         (In thousands)

                                General    Limited
                                Partner   Partners     Total
                               ________   ________   ________

Balance, December 31, 1993 .    $  (158)  $44,835    $44,677
Net Income . . . . . . . . .          6       573        579
Redemption of Units. . . . .          -        (1)        (1)
Cash Distributions . . . . .        (34)   (4,400)    (4,434)
                                _______   _______    _______

Balance, December 31, 1994 .       (186)   41,007     40,821
Net Income . . . . . . . . .         18     1,765      1,783
Redemption of Units. . . . .          -        (1)        (1)
Cash Distributions . . . . .        (20)   (2,009)    (2,029)
                                _______   _______    _______

Balance, December 31, 1995 .       (188)   40,762     40,574
Net Income . . . . . . . . .          9       897        906
Cash Distributions . . . . .        (19)   (8,615)    (8,634)
                                _______   _______    _______

Balance, December 31, 1996 .    $  (198)  $33,044    $32,846

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

                                   Years Ended December 31,
                                  1996       1995     1994
                                _________  __________________

Cash Flows from Operating
  Activities
Net Income (Loss)  . . . . .    $   906   $ 1,783  $     579
Adjustments to Reconcile Net
  Income to Net CasH Provided
    by Operating Activities
  Depreciation and
    Amortization . . . . . .      1,268     1,266      1,572
  Decline (Recovery) of
    Property Values. . . . .      2,750      (109)     1,385
  Change in Loan Loss
    Provision. . . . . . . .          -       202          -
  Gain on Real Estate Sold .     (1,630)        -        (80)
  Change in Accounts
    Receivable, Net of
    Allowances . . . . . . .         77       (95)       (95)
  Increase in Other Assets .        (48)     (101)       (62)
  Change in Accounts Payable and
    Other Accrued
    Expenses . . . . . . . .       (118)       35        (52)
  Other Changes in Assets
    and Liabilities. . . . .         65        (2)        13
                                _______   _______    _______

Net Cash Provided by Operating
  Activities . . . . . . . .      3,270     2,979      3,260
                                _______   _______    _______

Cash Flows from Investing
  Activities
Proceeds from Property
  Dispositions . . . . . . .      5,477         -        994
Investments in Real Estate .     (1,081)   (1,176)      (665)
                                _______   _______    _______

Net Cash Provided by
  (Used in)
  Investing Activities . . .      4,396    (1,176)       329
                                _______   _______    _______

Cash Flows Used in Financing
  Activities
Cash Distributions . . . . .     (8,634)   (2,029)    (4,434)
Redemption of Units. . . . .          -        (1)        (1)
                                _______   _______    _______

Net Cash Used in Financing
  Activities . . . . . . . .     (8,634)   (2,030)    (4,435)
                                _______   _______    _______

Cash and Cash Equivalents
Net Decrease during
  Year . . . . . . . . . . .       (968)     (227)      (846)
At Beginning of Year . . . .      3,436     3,663      4,509
                                _______   _______    _______

At End of Year . . . . . . .    $ 2,468   $ 3,436  $   3,663
                                _______   _______    _______
                                _______   _______    _______

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION

T. Rowe Price Realty Income Fund III, America's Sales-Commission-Free Real Estate Limited Partnership (the "Partnership"), was formed on October 20, 1986, under the Delaware Revised Uniform Limited Partnership Act for the purpose of acquiring, operating, and disposing of existing income-producing commercial and industrial real estate properties. T. Rowe Price Realty Income Fund III Management, Inc., is the sole General Partner. The initial offering resulted in the sale of 253,641 limited partnership units at $250 per unit.
     In accordance with provisions of the partnership agreement, income from operations is allocated and related cash distributions are generally paid to the General and Limited Partners at the rates of 1% and 99%, respectively. Sale or refinancing proceeds are generally allocated first to the Limited Partners in an amount equal to their capital contributions, next to the Limited Partners to provide specified returns on their adjusted capital contributions, next 3% to the General Partner, with any remaining proceeds allocated 85% to the Limited Partners and 15% to the General Partner. Gain on property sold is generally allocated first between the General Partner and Limited Partners in an amount equal to the depreciation previously allocated from the property and then in the same ratio as the distribution of sale proceeds. Cash distributions, if any, are made quarterly based upon cash available for distribution, as defined in the partnership agreement. Cash available for distribution will fluctuate as changes in cash flows and adequacy of cash balances warrant.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Partnership's financial statements are prepared in accordance with generally accepted accounting principles which requires the use of estimates and assumptions by the General Partner.
     The accompanying consolidated financial statements include the accounts of the Partnership and its pro-rata share of the accounts of South Point Partners, Tierrasanta 234, and Penasquitos 34 (Westbrook Commons), all of which are California general partnerships, in which the Partnership has 50%, 30%, and 50%
interests, respectively.   They also include the Partnership's
pro-rata share of the accounts of Fairchild 234, a California general partnership in which the Partnership had a 56% interest prior to disposition of the property on August 28, 1996. The other partners in these ventures are affiliates of the Partnership. All intercompany accounts and transactions have been eliminated in consolidation.
     Depreciation is calculated primarily on the straight-line method over the estimated useful lives of buildings and improvements, which range from five to 40 years. Lease commissions and tenant improvements are capitalized and amortized over the life of the lease using the straight-line method.
     Cash equivalents consist of money market mutual funds, the cost of which approximates fair value.
     The Partnership uses the allowance method of accounting for doubtful accounts. Provisions for uncollectible tenant receivables in the amounts of $143,000, $192,000, and $89,000 were recorded in 1996, 1995, and 1994, respectively. Bad debt expense is included in Property Operating Expenses.
     The Partnership will review its real estate property investments for impairment whenever events or changes in circumstances indicate that the property carrying amounts may not be recoverable. Such a review results in the Partnership recording a provision for impairment of the carrying value of its real estate property investments whenever the estimated future cash flows from a property's operations and projected sale are less than the property's net carrying value. The General Partner believes that the estimates and assumptions used in evaluating the carrying value of the Partnership's properties are appropriate; however, changes in market conditions and circumstances could occur in the near term which would cause these estimates to change.
     Rental income is recognized on a straight-line basis over the term of each lease. Rental income accrued, but not yet billed, is included in Other Assets and aggregates $262,000 and $205,000 at December 31, 1996 and 1995, respectively.
     Under provisions of the Internal Revenue Code and applicable state taxation codes, partnerships are generally not subject to income taxes; therefore, no provision has been made for such taxes in the accompanying consolidated financial statements.

NOTE 3 - TRANSACTIONS WITH RELATED PARTIES

As compensation for services rendered in managing the affairs of the Partnership, the General Partner earns a partnership management fee equal to 9% of net operating proceeds. The General Partner earned partnership management fees of $164,000, $282,000, and $342,000 in 1996, 1995, and 1994, respectively. In addition, the General Partner's share of cash available for distribution from operations, as discussed in Note 1, totaled $20,000, $28,000, and $34,000 in 1996, 1995, and 1994, respectively.
     In accordance with the partnership agreement, certain operating expenses are reimbursable to the General Partner. The General Partner's reimbursement of such expenses totaled $90,000, $77,000, and $74,000 for communications and administrative services performed on behalf of the Partnership during 1996, 1995, and 1994, respectively.
     An affiliate of the General Partner earned a normal and customary fee of $4,000, $12,000, and $15,000 from the money market mutual funds in which the Partnership made its interim cash investments during 1996, 1995, and 1994, respectively.
     LaSalle Advisors Limited Partnership ("LaSalle") is the Partnership's advisor and is compensated for its advisory services directly by the General Partner. LaSalle is reimbursed by the Partnership for certain operating expenses pursuant to its contract with the Partnership to provide real estate advisory, accounting, and other related services to the Partnership. LaSalle's reimbursement for such expenses during each of the last three years totaled $120,000.
     An affiliate of LaSalle earned $87,000, $61,000, and $37,000 in 1996, 1995, and 1994, respectively, for property management fees and leasing commissions on tenant renewals and extensions at several of the Partnership's properties.

NOTE 4 - PROPERTIES HELD FOR SALE AND DISPOSITIONS

In September 1994, the Partnership sold the smallest of the three Wood Dale industrial buildings, the Beinoris Building, and received net proceeds of $994,000. The net book value of this property at the time of disposition was $914,000, after accumulated depreciation expense. Accordingly, the Partnership recognized a gain of $80,000.
     On August 28, 1996, Fairchild Corporate Center, an office property in which the Partnership had a 56% interest was sold. The Partnership received net proceeds of $5,477,000. The net book value of the Partnership's interest at the date of sale was $3,847,000, after deduction of accumulated depreciation, and previously recorded impairments. Accordingly, the Partnership recognized a $1,630,000 gain on the sale of this property.
     The Partnership began actively marketing its three midwest industrial properties, Wood Dale, Winnetka, and Riverview, in late 1996 and has subsequently signed a letter of intent with a prospective buyer. In late 1996, the Partnership also began marketing South Point Plaza, a shopping center in which the Partnership has a 50% interest. The Partnership has classified the carrying amounts of these four properties as held for sale in the accompanying December 31, 1996, balance sheet. Results of operations for properties held for sale at December 31, 1996, and properties sold during the past three years are summarized below:


                                1996         1995        1994
                              _________    ________    ________

Recovery (Decline) of         $(29,000)  $ 109,000   $  82,000
Other Components of
  Operating Income              961,000    967,000     729,000
                              _________  _________    ________

Results of Operations         $ 932,000  $1,076,000  $ 811,000

NOTE 5 - FORECLOSURE OF MORTGAGE LOAN

In July 1995, the Partnership began consensual foreclosure on the participating mortgage loan secured by the River Run Shopping Center and ceased the accrual of interest income. At September 30, 1995, the carrying value of the loan was reduced to $7,700,000, the estimated fair value of the property. On October 10, 1995, the Partnership purchased the property and, in connection therewith, reclassified the participating mortgage loan as an investment in real estate.

NOTE 6 - PROPERTY VALUATIONS

On January 1, 1996, the Partnership adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which changed the Partnership's method of accounting for its real estate property investments when circumstances indicate that the carrying amount of a property may not be recoverable. Measurement of an impairment loss on an operating property is now based on the estimated fair value of the property, which becomes the property's new cost basis, rather than the sum of expected future cash flows. Properties held for sale will continue to be reflected at the lower of historical cost or estimated fair value less anticipated selling costs. In addition, properties held for sale are no longer depreciated.
     Based upon a review of current market conditions, estimated holding period, and future performance expectations of each property, the General Partner has determined that the net carrying value of certain Partnership properties held for operations may not be fully recoverable. Charges recognized for such impairments aggregated $2,721,000 in 1996 and $1,467,000 in 1994.

NOTE 7 - LEASES

Future minimum rentals (in thousands) to be received by the Partnership under noncancelable operating leases in effect at December 31, 1996, are:


                 1997           $ 3,729
                 1998             3,349
                 1999             2,447
                 2000             1,709
                 2001             1,041
              Thereafter          8,464
                                _______

                Total           $20,739
                                _______
                                _______

NOTE 8 - RECONCILIATION OF FINANCIAL STATEMENT TO TAXABLE INCOME

As described in Note 2, the Partnership has not provided for an income tax liability; however, certain timing differences exist between amounts reported for financial reporting and federal income tax purposes. These differences are summarized below for the last three years:


                                 1996      1995       1994
                               ___________________  ________
                                      (in thousands)

Book net income
  (loss) . . . . . . . . . .  $   906    $ 1,783   $   579
Allowance for
  doubtful accounts. . . . .      (97)        (4)       71
Property valuation
  allowance and losses
  on dispositions. . . . . .   (6,540)      (109)    1,385
Normalized and
  prepaid rents. . . . . . .        7        (23)     (103)
Interest income. . . . . . .        -        661       633
Depreciation . . . . . . . .      (23)      (283)      353
Provisions for
  loan loss. . . . . . . . .        -     (1,956)        -
Other items. . . . . . . . .      (12)        16        (1)
                             ________    ________  ________

Taxable income (loss). . . .  ($5,759)   $    85   $ 2,917

NOTE 9 - SUBSEQUENT EVENT

The Partnership declared a quarterly cash distribution of $2.00 per unit to Limited Partners of the Partnership as of the close of business on December 31, 1996. The Limited Partners will receive
$507,000, and the General Partner will receive $5,000.

INDEPENDENT AUDITORS' REPORT

To the Partners
T. Rowe Price Realty Income Fund III,
America's Sales-Commission-Free Real Estate Limited Partnership:

We have audited the accompanying consolidated balance sheets of T. Rowe Price Realty Income Fund III, America's Sales-Commission-Free Real Estate Limited Partnership and its consolidated ventures as of December 31, 1996 and 1995, and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of T. Rowe Price Realty Income Fund III, America's Sales-Commission-Free Real Estate Limited Partnership and its consolidated ventures as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Chicago, Illinois
January 30, 1997